                                                                    EXHIBIT 10.9


February 17, 2003


Safeguard Scientifics, Inc.
435 Devon Park Drive
Wayne, PA 19087
Attention: N. Jeffrey Klauder

                        Re: Comerica Bank Line of Credit

Gentlemen:

        I am writing to confirm the agreement between Safeguard Scientifics, Inc. ("Safeguard") and ChromaVision Medical Systems, Inc. ("ChromaVision") with respect to the compensation due to Safeguard from ChromaVision for Safeguard's guarantee of ChromaVision's obligations under a Loan Agreement, of even date herewith (the "Comerica Loan Agreement"), between ChromaVision and Comerica Bank ("Comerica"), providing for a $3 million line of credit. Copies of the Comerica Loan Agreement and all related documents have previously been delivered to Safeguard, and the Safeguard guarantee is being executed and delivered concurrently with this letter.

        In consideration for the Safeguard guarantee, ChromaVision agrees to pay to Safeguard the following amounts:

        (a) $15,000 (.5% of the amount of credit available) payable concurrently with the closing of the loan transaction with Comerica;

        (b) an amount equal to 1.125% of the daily weighted average of the principal amounts outstanding under the line of credit during each calendar quarter of the term of the line of credit.

        The amount in (b) above will be payable within 30 days after the end of each calendar quarter with respect to amounts outstanding under the line of credit during the quarter preceding the payment date. Payments for fractional calendar quarters at the beginning and end of the term of the line of credit will be prorated based on the number of days in the fractional quarter included in the term of the line of credit divided by the total number of days in the calendar quarter. All payments will be made by wire transfer in immediately available funds to such account as Safeguard shall designate from time to time.

        Safeguard agrees that, if the Comerica Loan Agreement is extended for a second year, Safeguard will extend its guarantee for the second year and the Company agrees to pay the amounts in (a) and (b) above for the second year, unless the creditworthiness of the Company materially deteriorates, in which case the compensation for the guarantee for the second year shall be commercially reasonable compensation at the time. If the Comerica Loan Agreement is not so extended and the Company is able to substitute a different line of credit, having terms comparable to the Comerica Loan Agreement, for an additional year not exceeding $3 million in maximum principal amount, Safeguard will guarantee such substitute financing on the same terms as are set forth in
(a) and (b) above, unless the creditworthiness of the Company materially deteriorates in which case the compensation for the guarantee for the second year shall be commercially reasonable compensation at the time.

        ChromaVision will not agree to any amendment, modification, waiver or supplement to the Comerica Loan Agreement or related documents, or successor financing described above without the prior written consent of Safeguard

        If this letter correctly sets forth the terms of our agreement, please sign this letter and the enclosed copy in the place indicated below and return the copy to us. When you have done that, this letter will become a binding and enforceable agreement between our companies.

Yours very truly,




Carl W. Apfelbach
President and Chief Executive Officer

AGREED:

SAFEGUARD SCIENTIFICS, INC.



-----------------------------------
By:
Its: